EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Executes Definitive Agreement to Acquire Tomark Sporting Goods; Company Raises FY2004 Estimates

DALLAS—(BUSINESS WIRE)—Dec. 31, 2003—Collegiate Pacific (AMEX:BOO) today stated that it has executed a definitive agreement to acquire Tomark Sports of Corona, Ca. Under the terms of the merger agreement with Tomark, Collegiate Pacific, through a wholly-owned subsidiary, will acquire all of the shares of Tomark, Inc. in exchange for a combination of cash, shares of Collegiate Pacific common stock and purchase notes. The transaction is subject to the satisfaction of customary closing conditions. The closing is expected to take place in January 2004.

Michael Blumenfeld, CEO of Collegiate Pacific, stated “The combination of Tomark and Collegiate Pacific creates one of the largest institutional suppliers of baseball equipment in the United States. With the definitive agreement now executed, we will go to work immediately to leverage the operating and marketing assets of Tomark and expect substantial contributions in the months and years ahead from this combination. Tomark is regarded not only as one of the premiere national catalogers of baseball and softball equipment to the institutional markets, but also as a dominant supplier and installer of sports equipment in their home state of California.”

“Tomark has augmented its product line with more than 300 Collegiate Pacific items for the coming season, and the Collegiate Pacific family of catalogs have inherited a similar quantity of new products from Tomark. We are excited to introduce this enhanced line-up to our respective customer bases — totaling 75,000 in the aggregate — and the more than 200,000 prospects in the institutional and team sports marketplace.”

Mr. Blumenfeld continued: “We anticipate Tomark will contribute an estimated $700,000 in operating income between Jan and June 2004. We expect that the contributions for FY2005 (commencing July 1,2004) will be materially higher. We currently anticipate closing the recently announced Kessler Sports acquisition in March 2004. The combination of these two acquisitions coupled with our internal growth is projected to produce annual revenues in FY2004 of approximately $38 million (up from $21 million in FY2003) and revenues of $76 million in FY2005(commencing July 1, 2004) with a substantial increase in profitability. We are preparing a more detailed analysis and guidance which will be released shortly.”

Collegiate Pacific is the Nation’s fastest growing manufacturer, marketer and distributor of sports equipment to the team and institutional markets. The Company sells more than 3200 products to a growing base of 35,000 customers.

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

For additional information contact Mike Blumenfeld at 972-243-8100.